Exhibit 10.14

EMPLOYMENT AGREEMENT (CHIEF OPERATING OFFICER & EXECUTIVE DIRECTOR)

This Chief Operating Officer Employment Agreement (this “Agreement”) is entered into as of [Effective Date], by and between Medikra Inc., a Cayman Islands exempted company (the “Company”), and Mustadza bin Muhamad (the “Executive”).

1. Position and Effective Date

The Company employs the Executive as Chief Operating Officer (“COO”) and Executive Director. The Executive shall report directly to the Chief Executive Officer and shall perform the duties customarily associated with that position, including overseeing day-to-day operations, manufacturing, supply chain, and operational efficiency, and such other duties as may reasonably be assigned by the Chief Executive Officer or Board of Directors (the “Board”).

This Agreement becomes effective after the Company’s registration statement is declared effective and prior to the listing of its ordinary shares on NYSE American. It supersedes any prior COO service or consultancy arrangement.

2. Term

The employment term is five (5) years beginning on the Effective Date, subject to earlier termination under this Agreement. Renewal is at the Board’s discretion following performance review.

3. Duties and Location

The Executive shall devote full professional time and attention to the Company’s business and act in its best interests. The current principal office shall be in Selangor, Malaysia, with travel as reasonably required.

4. Compensation and Benefits

(a) Base Salary: USD 320,000 per annum, payable according to the Company’s standard payroll schedule. Salary shall be reviewed at least annually by the Board or Compensation Committee and may be progressively increased to reflect Company growth, listing status, profitability, market benchmarks, and performance.

(b) Annual Incentive Bonus: Eligible to receive an annual incentive bonus, if any, in an amount determined by the Board or the Compensation Committee based on performance metrics approved by the Board or the Compensation Committee.

(c) Equity Awards: The Executive is eligible to participate in any equity incentive plan maintained by the Company. Upon approval of the Board or Committee, the Executive may receive stock options, RSUs, or other equity instruments, subject to vesting and performance conditions. Awards shall reflect the Executive’s leadership role and continuing ownership interest as a co-founder and major shareholder of the Company. Nothing in this Agreement shall diminish the Executive’s existing founder equity or voting rights.

(d) Benefits: Participation in statutory benefits where applicable (e.g. EPF, SOCSO, EIS etc.); health and medical coverage; comprehensive international medical, life, and accident insurance; 30 days paid annual leave; business-class travel and housing support for assignments abroad; professional and tax advisory assistance with tax-equalization coverage.

5. Confidentiality and Non-Disclosure

The Executive shall maintain strict confidentiality regarding all proprietary, strategic, technical, financial, and operational information belonging to the Company and following the Company’s Confidentiality and Non-Disclosure policy. These obligations shall survive the termination of this Agreement.

6. Intellectual Property

All information, inventions, discoveries, data, and works created in the course of employment belong solely to the Company. Pre-existing or outside intellectual property contributed by the Executive shall be addressed under a Founders’ IP Assignment Agreement, preserving personal or economic rights as approved by the Board. Obligations survive termination.

7. Restrictive Covenants

During employment and for twelve (12) months thereafter, the Executive shall not solicit Company employees or customers or engage in a competing business. The Company may place the Executive on paid garden leave for up to six (6) months during any notice period.

8. Data Protection and Information Security

Compliance with Malaysia’s Personal Data Protection Act 2010, U.S. data rules, and Company security policies is required. All Company property must be returned upon termination.

9. Regulatory and Listing Compliance

The Executive shall observe insider-trading, disclosure, anti-corruption, related-party, and clawback policies. As a Section 16 officer, the Executive’s compensation and transactions are subject to independent review and disclosure under U.S., Cayman, and/or Malaysian rules wherever applicable.

10. Indemnification and D&O Insurance

The Company shall maintain Directors’ and Officers’ Liability Insurance (D&O) covering the Executive as COO and Executive Director, providing Side A/B/C coverage with worldwide scope, minimum USD 5 million limit (or as adjusted post-listing), six-year run-off protection, and priority-of-payment and severability provisions.

The Company will enter into a Deed of Indemnity in favor of the Executive, providing indemnification to the fullest extent permitted by applicable law. The Company may not amend, reduce, or terminate the indemnification provided under the Deed without the Executive’s prior written consent.

11. Termination and Severance

If terminated without cause or resigned for good reason, the Executive receives twelve (12) months of base salary and twelve (12) months of continued health coverage (or stipend). If within twelve (12) months after a Change in Control, equity vests fully and severance is lump sum. Payment requires a customary release of claims.

12. Dispute Resolution

Governed by Malaysian law; arbitration under AIAC Kuala Lumpur, English language, single arbitrator. Award is final and enforceable, injunctive relief available for IP or confidentiality breach.

13. Miscellaneous

Entire agreement: amendments require Board approval; binding on successors and assigns; executed in counterparts including electronic signatures.

Medikra Inc.

By:
Name:	[ ]
Title:	Authorized Signatory
Date:	____________________

Executive

Name:	Mustadza bin Muhamad
Title:	Chief Operating Officer and Executive Director
Date:	___________________

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